[LETTERHEAD OF INTUIT INC.]	EXHIBIT 10.25

July 30, 2001

Lorrie Norrington

Employment Agreement

Dear Lorrie:

     On behalf of Intuit Inc. (“Intuit” or the “Company”), I am pleased to offer you the position of Senior Vice President, Small Business Division on the terms set forth below.

     1. Position. You will be employed by Intuit as its Senior Vice President, Small Business Division, effective July 31, 2001 (the “Commencement Date”) and continuing thereafter until termination pursuant to Section 6. You will report to the President and Chief Executive Officer of Intuit. You will be expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2. Base Salary. Your initial base annual salary will be $475,000, payable in accordance with Intuit’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis and increased from time to time, but in any event such compensation shall not be reduced below $475,000 during your term of employment.

     3. Bonus. (a) You will be eligible to receive a target annual bonus of 60% of your annual base salary (the “Target Bonus”) in accordance with Intuit’s Incentive Compensation Plan subject to satisfaction of performance objectives set by the Compensation Committee of the Board of Directors (the “Target”). Achieving results less than Target may yield between 80% and 100% of your Target Bonus. Achieving results greater than Target may yield between 100% and 150% of your Target Bonus. Any amount earned as a Target Bonus will be subject to such payroll deductions and withholdings as are required by law. At the end of Intuit’s fiscal year 2002, if still employed at such time, you will be paid a Target Bonus of at least $228,000, less payroll deductions and withholdings as are required by law.

          (b) You will receive a signing bonus of $750,000 (the “Sign-On Bonus”), less such payroll deductions and withholdings as are required by law, within thirty days following the Commencement Date.

          (c) You will receive a first anniversary date bonus of $750,000 (the “Anniversary Bonus”), less such payroll deductions and withholdings as are required by law, within thirty days following the first anniversary of the Commencement Date. In the event of your termination of employment other than a Termination for Cause or a Voluntary Termination (both as defined in Section 6 below) before the first anniversary of the Commencement Date, you will be paid a portion of the Anniversary Bonus prorated based on the number of full months following the Commencement Date up to the date of such termination.

     4. Stock Options. On the Commencement Date, the Compensation Committee of the Board of Directors shall grant you a nonqualified stock option to purchase 350,000 shares of Intuit common stock at an exercise price equal to such common stock closing price on the Commencement Date (the “Option”). The Option will be granted pursuant to and subject to the terms of the Intuit Inc. 1993 Equity Incentive Plan. For so long as you remain employed by Intuit, the Option will vest and become exercisable over a four year period as follows: twenty-five percent (25%) of the shares subject to the Option will vest and become exercisable on the first anniversary of the Commencement Date and one forty-eighth (1/48th) of the shares subject to the Option will vest and become exercisable on the last day of each month following the first anniversary of the Commencement Date. The Option will have a maximum term of 10 years from the date of grant, but will terminate earlier in the event your employment terminates. The specific time period during which you may exercise the Option following the termination of your employment, where not provided by this agreement, will be as set forth in your Stock Option Agreement pursuant to which the Option will be awarded. You should consult a tax advisor concerning your income tax consequences before exercising any of the options. Intuit shall register the shares issuable under the Option on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the Option remains outstanding.

     5. Other Benefits. You will be entitled to the following additional benefits:

          (a) You will be eligible for health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intuit senior executives of similar rank and status. During your first year of employment, you will accrue four (4) weeks of vacation time.

          (b) For a period of up to twelve (12) months following the Commencement Date, Intuit will reimburse you for expenses incurred in connection with temporary housing up to $7,000 per month, to be paid to you in a net amount.

          (c) You will be eligible for reasonable reimbursement of expenses incurred within the two (2) year period following your Commencement Date in connection with your relocation to California, including any brokerage commissions and closing costs associated with the sale of your current principal residence and the purchase of your principal California residence.

          (d) In the event you purchase a principal California residence, Intuit will provide you with a recourse loan, secured with a first mortgage on your principal California residence, in an amount sufficient to cover the purchase price of such residence but not to exceed $5,000,000 (the “Loan”) at the minimum interest rate required to avoid imputed income under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), repayable to Intuit four years from the date of your termination of employment for reasons other than a Voluntary Termination or a Termination for Cause (both as defined in Section 6 below) or within six (6) months following your Voluntary Termination or Termination for Cause or at the end of the 10 year term. Additionally, for the period of the earlier of: (i) four (4) years following the date such Loan is made, or (ii) the date of your Termination for Cause or Voluntary Termination (both as defined in Section 6 below), Intuit will forgive the annual interest on the Loan and pay any tax due on the Loan. You will be provided with a gross-up payment to compensate you for any tax up through the date of your Termination for Cause or Voluntary Termination (both as defined in Section 6 below) you owe as a result of the Company’s payment of the interest, forgiving of the interest and/or payment of taxes with respect to the Loan.

          (e) Intuit will purchase a life insurance policy for the amount of the Loan with you as the beneficiary, and the proceeds of such policy will pay off the Loan upon your death.

          (f) If within one year following your termination of employment other than a Termination for Cause or Voluntary Termination (both as defined in Section 6 below) you sell your principal California residence (purchased pursuant to Section 5 (c) above) Intuit will split with you any loss on the sale of such residence on a fifty/fifty basis. For purposes of this Section 5(f), “loss” means the difference between the cost of the principal residence and the price at which you sell it.

     6. Employment and Termination. Your employment with Intuit will be at-will and may be terminated by you or by Intuit at any time for any reason as follows:

          (a) You may terminate your employment upon written notice to the President/Chief Executive Officer at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

          (b) You may terminate your employment upon written notice to the President/Chief Executive Officer at any time in your discretion without Good Reason (“Voluntary Termination”);

          (c) Intuit may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

          (d) Intuit may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”);

          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors (“Termination for Death or Total Disability”); provided that “total disability” shall mean that for a period of one hundred eighty (180) days (A)(i) for so long as such definition is used for purposes of Intuit’s group life insurance and accidental death and dismemberment plan or group or long term disability plan, that you are unable to perform each of the material duties of any gainful occupation for which you are or become reasonably fitted by training, education or experience and which total disability is in fact preventing you from engaging in any employment or occupation for wage or profit; or (ii) if such definition has changed, such other definition of “total disability” as determined under Intuit’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (B) Intuit shall have received from your primary care physician a certificate that your total disability is likely to be permanent.

     7. Definitions. As used in this agreement, the following terms have the following meanings:

          (a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Senior Vice President, Small Business Division or a change in your relationship such that you no longer report directly to the Chief Executive Officer; (ii) if within the first four (4) years following the Commencement Date, Stephen Bennett’s no longer being a Section 16 officer, as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”) or director of Intuit without your being offered the position of Chief Executive Officer of Intuit; (iii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your consent or material breach by Intuit of any of its obligations hereunder after providing Intuit with written notice within seven days of such breach and an opportunity to cure; (iv) failure of any successor to assume this agreement pursuant to Section 13(d) below; (v) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters; or (vi) in the case of a Change in Control, your not being offered a position as a Section 16 Officer of the surviving entity or acquiror that results from any Change in Control.

          (b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.

          (c) “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to the Commencement Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

     8. Separation Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of stock options.

          (b) In the event of your Involuntary Termination or Termination without Cause, you will be entitled to (i) a single lump sum severance payment equal to eighteen (18) months of your current annual base salary (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) a payment equal to the Target Bonus you would have earned pursuant to Section 3(a) above during the eighteen (18) months following your termination if you had achieved 100% of the Target (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (iii) immediate acceleration of the vesting and exercisability of the Option by that portion of the shares subject to the Option that would have vested and become exercisable in the eighteen (18) full calendar months following the effective date of such termination; and (iv) a one (1) year period following the effective date of your termination in which to exercise the Option to the extent that the Option had vested as of the effective date of your termination, including the portion of the Option that has accelerated in vesting pursuant to this Section 8(b)(iii).

          (c) In the event of your Termination for Death or Total Disability, the vesting and exercisability of the Option shall be immediately accelerated by that portion of the shares subject to the Option that would have vested and become exercisable during the twelve (12) months following the date of such termination; and you or your estate will have until one year after the effective date of your death or disability to exercise the Option to the extent that it was vested as of the effective date of your termination; provided, however, that in the event that applicable provisions of the Intuit Inc. 1993 Equity Incentive Plan provide for additional acceleration of vesting or a longer exercisability period, such provisions will govern the treatment of the Option.

          (d) If your severance and other benefits provided for in this Section 8 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

          (e) No payments due you hereunder shall be subject to mitigation or offset.

     9. Indemnification Agreement. Upon your commencement of employment with Intuit, Intuit will enter into its standard form of indemnification agreement for officers and directors, a copy of which is attached to this letter as Exhibit A, to indemnify you against certain liabilities you may incur as an officer or director of Intuit.

     10. Confidential Information and Invention Assignment Agreement. Upon your commencement of employment with Intuit, you will be required to sign its standard form of Employee Agreement, a copy of which is attached to this letter as Exhibit B, to protect Intuit’s confidential information and intellectual property.

     11. Nonsolicitation. During the term of your employment with Intuit and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with Intuit.

     12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

     13. Miscellaneous.

          (a)  Authority to Enter into Agreement. Intuit represents that its Chairman of the Board of Directors has due authority to execute and deliver this agreement on behalf of Intuit.

          (b) Absence of Conflicts. You represent that as of the end of business on the Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

          (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

          (d) Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit’s obligations under this agreement.

          (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing, with a copy to Paul M. Ritter, Esq., Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, N.Y. 10036. Notices to Intuit will be addressed to its General Counsel at Intuit’s corporate headquarters.

          (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

          (g) Entire Agreement. This agreement, including the attached exhibits, represents the entire agreement between us concerning the subject matter of your employment by Intuit.

          (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

     Lorrie, we are very pleased to extend this offer of employment to you and look forward to your joining Intuit. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,	Accepted July 31, 2001:

/s/ William V. Cambell	/s/ Lorrie M. Norrington

Chairman of the Board of Directors, Intuit Inc.

EXHIBIT A

INDEMNITY AGREEMENT

     This Indemnity Agreement, dated as of July 31, 2001, is made by and between Intuit Inc., a Delaware corporation (the “Company”), and Lorrie Norrington, a director and/or officer of the Company and/or of a subsidiary of the Company (the “Indemnitee”).

RECITALS

     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

     B. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and certain officers and directors of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company and its subsidiaries (including service in such capacities prior to the date this Agreement is executed);

     C. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive; and

     D. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or the subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company.

AGREEMENT

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.

          (a) Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director and/or officer of the Company or of a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director and/or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or an affiliate of the Company; or was a director and/or officer of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director and/or officer of another enterprise or affiliate of the Company at the request of, for the convenience of, or to represent the interests of such predecessor corporation. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates and predecessor corporations.

          (b) Expenses. For purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a proceeding.

          (c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

          (d) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries, or by one or more of the Company’s subsidiaries.

     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, faithfully and to the best of his or her ability so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws or charter documents of the Company or any subsidiary of the Company; provided, however, that Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that Indemnitee may have assumed apart from this Agreement) and that the Company or any subsidiary shall have no obligation under this Agreement to continue Indemnitee in any such position.

     3. Maintenance of Liability Insurance.

          (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

          (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

     4. Mandatory Indemnification. The Company shall indemnify the Indemnitee:

          (a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

          (b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him or her in connection with the investigation, defense, settlement, or appeal of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his or her duty to the Company unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

          (c) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by D&O Insurance.

     5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him or her in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

     6. Mandatory Advancement of Expenses. The Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by him or her in any such capacity. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Certificate of Incorporation or Bylaws of the Company, the General Corporation Law of Delaware or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

     Notwithstanding the foregoing paragraph, unless otherwise determined pursuant to Section 8, no advance shall be made by the Company if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the proceeding (or, if no such quorum exists, by independent legal counsel in a written opinion) that the facts known to the decision making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company and its stockholders.

     7. Notice and Other Indemnification Procedures.

          (a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

          (b) If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

          (c) In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his or her counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

     8. Determination of Right to Indemnification.

          (a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4(a) or 4(b) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him or her in connection with the investigation, defense or appeal of such proceeding.

          (b) In the event that Section 8(a) is inapplicable, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

          (c) The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

               (1) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

               (2) The stockholders of the Company;

               (3) Legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion; or

               (4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

          (d) As soon as practicable, and in no event later than thirty (30) days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

          (e) If the forum listed in Section 8(c) hereof selected by Indemnitee determines that Indemnitee is entitled to indemnification with respect to a specific proceeding, such determination shall be final and binding on the Company. If the forum listed in Section 8(c) hereof selected by Indemnitee determines that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to the Agreement.

          (f) Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

     9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

          (a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to establish or enforce a right to indemnification under this Agreement, the Bylaws or charter documents of the Company or any subsidiary, or any statute or law or otherwise as required under Section 145, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

          (b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

          (c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement; or

          (d) Claims by the Company for Willful Misconduct. To indemnify or advance expenses to the Indemnitee under this Agreement for any expenses incurred by the Indemnitee with respect to any proceeding or claim brought by the Company against Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous; or

          (e) Section 16(b) Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

          (f) Willful Misconduct. To indemnify the Indemnitee on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

          (g) Improper Personal Benefit. To indemnify the Indemnitee on account of Indemnitee’s conduct from which Indemnitee derived an improper personal benefit; or

          (h) Contrary to Best Interests. To indemnify the Indemnitee on account of Indemnitee’s conduct that he or she believed to be contrary to the best interests of the Company or its stockholders;

          (i) Breach of Duty of Loyalty. To indemnify the Indemnitee on account of conduct that constituted a breach of Indemnitee’s duty of loyalty to the Company or its stockholders; or

          (j) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities law is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

     10. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying his or her position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

     11. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

     12. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 12 hereof.

     13. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

     15. Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

     16. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

     17. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

     18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

     19. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

     The parties hereto have entered into this Indemnity Agreement as of the date first above written.

Address:	INTUIT INC. 2535 Garcia Avenue Mountain View, CA 94043

/s/ Greg J. Santora Senior Vice President and Chief Financial Officer

INDEMNITEE:

Name:	Lorrie Norrington

Address:

Signature:	/s/ Lorrie Norrington

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

     1. I understand that Intuit Inc. (the “Company”) is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights (collectively referred to as “Intellectual Property”). Accordingly, I am entering into this agreement as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

     2. I understand that during the course of my employment with the Company it is likely I will gain access to information of a confidential or secret nature, including but not limited to Inventions (as defined below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and trade secrets (“Proprietary Information”). Such information may relate to the business of the Company or to the business or any subsidiary, affiliate or any party with whom the Company is bound to hold information of such party confidential.

     3. I agree that, at all times, both during my employment and after I leave the Company, I will keep and hold any Proprietary Information in strict confidence and trust, and I will not use or disclose any Proprietary Information without first receiving the Company’s express written consent, except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company related documents and materials that I have received or used, including Proprietary Information.

     4. During the course of my employment, I agree to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (“Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets.

     5. I understand that, under the copyright laws, any copyrightable works prepared by me within the course and scope of my employment are “works for hire”. Consequently, the Company will be considered the author and owner of such works.

     6. I agree that all Inventions that (a) are developed using equipment, supplies, facilities, or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company. I hereby assign and agree to transfer to the Company any and all rights that I may have in any such Inventions and in any associated Intellectual Property.

     7. I also waive and agree never to assert any “Moral Rights” I might have in or with respect to any Invention even after I leave the Company. Moral Rights means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Invention, to object or prevent modification of any Invention, or to withdraw from circulation or to control the publication or distribution of any Invention.

     8. I agree to assist the Company in every proper way to obtain and enforce the intellectual property protection for any Intellectual Property in any and all countries. I will sign documents that the Company may reasonably request to obtain such protection. My obligations under this paragraph will continue even after I leave the Company, provided the Company will reimburse me at a reasonable rate after I leave the Company for time or expenses actually spent by me on its behalf.

     9. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the company’s express written consent, engage in any other employment or business that (i) directly or indirectly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise interferes or conflicts in any way with my employment with the Company.

     10. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

     11. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

     12. I agree and authorize the Company to use, reuse, and grant others the right to use and reuse, both during and after my employment, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any current or future media (including but not limited to film, video and digital or other electronic media) in connection with any promotion, marketing or advertising of the Company or its products or services.

     13. I represent that my performance of all the terms of this agreement and my responsibilities as an employee of the Company will not breach any invention assignment/proprietary information agreement with any former employer or other party and that will not use or disclose any trade secrets or proprietary information from any former employer or third party in the course of my employment with the Company. I also represent that I will not bring with me to the Company or use in the performance of my responsibilities for the Company any property of a former employer that would not generally be available to the public or have not been legally transferred to the Company. I hereby authorize the Company to notify, after I leave the Company, my employer or future employer of the terms of this Agreement and my responsibilities detailed in this agreement.

     14. I understand that any breach or threatened breach of this agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this agreement and shall have the right to recover the reasonable attorney’s fees and court costs expended in connection with any litigation instituted to enforce this agreement.

     15. This agreement will be governed and interpreted in accordance with the internal laws of the State of California, without regard to or application of choice of law rules or principles. In the event that any provision of this agreement is found by a court or other competent tribunal to be illegal, invalid or unenforceable, then that provision will not be voided but enforced to the maximum extent allowed, and the remainder of the agreement will remain in full force and effect.

     16. I have been notified and understand that certain Inventions may be excepted from this agreement if it qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

     17. I understand that this agreement does not constitute an employment contract or obligate the Company to employ me for any period of time. I understand that my employment with the Company is at will and may be terminated by the Company at any time and for any reason, with or without notice. This agreement will be effective as of the first day of my employment by the Company which will be July 31, 2001.

Intuit Inc.:		Employee:

By:	/s/ Greg J. Santora	By:	/s/ Lorrie M. Norrington

Title:	Senior Vice President and Chief Financial Officer